EXHIBIT 5
Cohen & Grigsby, P.C.
625 Liberty Avenue
Pittsburgh, PA 15222-3152
October 30, 2009
Tollgrade Communications, Inc.
493 Nixon Road
Cheswick, Pennsylvania 15024
Ladies and Gentleman:
We have acted as counsel to Tollgrade Communications, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,500,000 shares of the Company’s common stock, par value $0.20 per share (the “Shares”), which are to be issued from time to time to certain employees and directors of the Company in connection with the Company’s 2006 Long-Term Incentive Compensation Plan, as amended and restated as of June 4, 2009 and as further amended on August 5, 2009 (the “Plan”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Articles of Incorporation of the Company, as amended to date, (iv) the Bylaws of the Company, as amended to date, (v) certain resolutions adopted by the Board of Directors of the Company relating to the Plan, the issuance of the Shares and related matters, and (vi) the minutes of the Annual Meeting of shareholders of the Company on August 5, 2009 relating to the Plan and certain related matters.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or conformed copies and the authenticity of the originals of such copies. We have also assumed that (i) the Shares will be issued in accordance with the terms of the Plan, and (ii) each agreement setting forth the terms of each grant of awards under the Plan is or will be consistent with the Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto.
Our opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal securities laws, each as in effect on the date hereof. We disclaim any undertaking to advise you of any subsequent changes to the facts stated or assumed herein or any subsequent changes in applicable law.
Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued, delivered and paid for pursuant to and in accordance with the Plan and the applicable award agreement, will have been validly issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Cohen & Grigsby, P.C.
Cohen & Grigsby, P.C.

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